Exhibit 99.1

Guitar Center, Inc.

Management Operating Model for 2006

As of February 15, 2006 (Corrected)

(in thousands, except per share amounts)

GC Retail	Q1	Q2	Q3	Q4	2006 Year

Net sales
Bottom end of range	333,821	337,744	355,810	469,423	1,496,798
Top end of range	340,211	342,648	362,237	477,903	1,522,999

Comp store sales increase
Bottom end of range	4.5%				4.0%
Top end of range	6.5%				6.0%

Music & Arts Retail	Q1	Q2	Q3	Q4	2006 Year

Net sales
Bottom end of range	32,515	29,954	33,820	45,661	141,950
Top end of range	33,421	30,788	34,708	46,858	145,775

Comp store sales increase
Bottom end of range	-2.0%				2.0%
Top end of range	0.0%				4.0%

Direct Response	Q1	Q2	Q3	Q4	2006 Year

Net sales
Bottom end of range	92,082	85,015	99,634	143,572	420,303
Top end of range	95,840	88,485	103,700	149,433	437,458

Consolidated Company	Q1	Q2	Q3	Q4	2006 Year

Net sales
Bottom end of range	458,418	452,713	489,263	658,657	2,059,051
Top end of range	469,472	461,922	500,645	674,194	2,106,233

Operating income
Bottom end of range	6.1%	5.3%	4.7%	10.0%	6.9%
Top end of range	6.5%	5.7%	5.2%	10.5%	7.3%

Interest expense
Bottom end of range	1,900	2,200	1,400	1,600	7,100
Top end of range	2,000	2,300	1,500	1,800	7,600

Net earnings
Bottom end of range	15,976	13,431	13,275	39,431	82,113
Top end of range	17,737	14,850	14,986	42,420	89,993

Weighed diluted shares	30,702	30,702	30,702	30,702	30,702

EPS
Bottom end of range	0.54	0.46	0.43	1.28	2.72
Top end of range	0.60	0.51	0.49	1.38	2.98

EBITDA
Bottom end of range	36,272	32,976	32,658	75,743	177,649
Top end of range	39,036	35,184	35,339	80,403	189,962

Capital Expenditure
Bottom end of range	29,000	27,500	20,500	30,000	107,000
Top end of range	31,000	28,500	21,500	32,000	113,000

The data provided in the above tables represents forward-looking statements and must be read in conjunction with the information provided in the attached Form 8-K, including that provided under the caption “Risk Factors.”